Exhibit 5.1

[Wachtell, Lipton, Rosen & Katz Letterhead]

August 8, 2005

Expedia, Inc.
3150 139th Avenue SE
Bellevue, Washington 9005

Re:
Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (File Nos. 333-124303 and 333-124303-01)

Ladies and Gentlemen:

        We have acted as special counsel to Expedia, Inc., a Delaware corporation ("Expedia" or the "Company") in connection with the preparation and filing of Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (File Nos. 333-124303 and 333-124303-01) (as amended, the "Registration Statement") relating to a total of 63,302,461 shares of Expedia common stock, of which 62,002,461 shares are issuable upon exercise of stock options or otherwise in connection with grants of equity-based awards under the Expedia, Inc. 2005 Stock and Annual Incentive Plan (50,002,461 of which shares were originally registered on the Registration Statement on Form S-4, and 12,000,000 of which are first registered on Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4), 100,000 shares of the Company's common stock are issuable under the Expedia, Inc. Deferred Compensation Plan for Non-Employee Directors, and 1,200,000 shares of the Registrant's common stock are issuable under the Expedia, Inc. 401(k) Retirement Savings Plan (together, the "Securities"), to be issued in connection with the separation of IAC/InterActiveCorp ("IAC") and Expedia into two publicly-traded companies and the spin-off of Expedia to IAC shareholders by way of a reclassification of the capital stock of IAC.

        In rendering this opinion, we have examined such corporate records and other documents (including the Company's charter and bylaws as currently in effect and the Registration Statement), and we have reviewed such matters of law, as we have deemed necessary or appropriate. In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have, with your consent, assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

        We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Constitution of the State of Delaware).

        Based on and subject to the foregoing, we are of the opinion that the Securities will be, upon issuance and delivery pursuant to the terms and conditions set forth in the Registration Statement, legally issued, fully paid and nonassessable.

        We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the legality of the Securities and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                      Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz